UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 1, 2008

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           The board of directors of UIL Holdings Corporation (UIL) elected Donald R. Shassian as a director, effective October 1, 2008, and appointed him to the Audit Committee of the board.  Since 2006, Mr. Shassian has been the Executive Vice President and Chief Financial Officer of Frontier Communications (formerly known as Citizens Communications), a provider of voice, data and video services to over 2 million customers in 24 states.  From 2001 to early 2006, Mr. Shassian provided mergers and acquisitions consulting services to communications companies as they pursued the acquisition or divestiture of local exchange businesses.  In 2005 and early 2006, Mr. Shassian also served as the interim Chief Financial Officer for the northeast region of Health Net, Inc., a publicly-held managed healthcare company.  Mr. Shassian received a B.S. in Business Administration from Bucknell University and is qualified as a Certified Public Accountant.

There are no arrangements or understandings between Mr. Shassian and any other person pursuant to which Mr. Shassian was selected as a director.  There are no transactions involving Mr. Shassian that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Shassian will be entitled to compensation and benefits in the same manner as the other non-employee directors of UIL.  Since each of the other non-employee directors (other than the Non-Executive Chair) received shares of restricted stock of UIL in March 2008 with a fair market value on the grant date of $93,000 as part of their compensation for the year, Mr. Shassian received a pro-rata equity grant.  Specifically, Mr. Shassian was granted 669 shares of restricted stock of UIL, calculated based on the fair market value on October 1, 2008.

A copy of the press release issued by UIL in connection with the election of Mr. Shassian to UIL’s board of directors is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits -- The following exhibits are filed as part of this report:

99.1           Press release dated October 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: October 7, 2008	By /s/ Steven P. Favuzza
Steven P. Favuzza
Vice President and Controller